Exhibit 99.1

IPASS REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS

REDWOOD SHORES, CA — February 11, 2010 — iPass Inc. (NASDAQ: IPAS), a leading provider of enterprise mobility services, today announced financial results for its fiscal year and fourth quarter ended December 31, 2009.

Fiscal 2009

On a GAAP basis, iPass reported revenues of $171.4 million for fiscal 2009 and a $13.7 million net loss or ($0.22) per share. These results include several discrete items including two restructurings for an aggregate charge of $8.1 million or ($0.13) per share, certain state sales and federal tax items of $3.9 million or ($0.06) per share, and a reduction of revenue of $0.9 million or ($0.01) per share related to the correction of historical billing errors. This compared to revenues of $191.4 million and a $92 million net loss or ($1.50) per share in fiscal 2008.

On a non-GAAP basis (which excludes stock compensation expenses, amortization of intangible assets, restructuring charges, certain state sales and federal tax items, a revenue reduction related to the correction of historical billing errors and the impairment of goodwill and long-lived assets), non-GAAP net income for fiscal 2009 was $3.0 million or $0.05 per diluted share. This compared to non-GAAP net income of $1.1 million or $0.02 per diluted share for fiscal 2008.

To address increasing mobility costs and complexity caused by the explosion of consumer smartphones and expensive wireless network plans in the enterprise, iPass extended its core value proposition as a wireless network aggregator to a cloud-based mobility management software provider.  As part of this transformation, the company re-engineered its product development process and added a seasoned software team with mobility and SaaS platform engineering experience.

In order to address its legacy business model and better align the organization with the enterprise mobility market opportunity, iPass executed two restructurings during 2009 to reduce operating costs and improve efficiencies, while at the same time making investments to drive innovation.

As committed in March 2009, the company built the iPass Open Mobile Platform, a new cloud-based services delivery system, and launched it in January 2010. The company expects the platform will provide a foundation for an expanded portfolio of enterprise mobility services that enables carrier independence, limits expensive connectivity costs, decreases end-user support costs and reduces the administrative burden of managing a mobile workforce.

Another major milestone in the corporate transformation of iPass in 2009 was the infusion of new talent into the company’s senior management team. Over the course of the year, new executive leadership was added in each functional area of the business to drive and to execute against the strategy of transforming the company’s value proposition and increasing stockholder value.

“We’re very excited about the introduction of our new Open Mobile platform which positions iPass at the intersection of two rapidly expanding markets, enterprise mobility and software as a service,” said Evan Kaplan President and CEO of iPass. “At this point, we have established a solid foundation, made our technology and market bets and we look forward to executing our plan and delivering value for our customers and stockholders.”

Q4 2009

On a GAAP basis, iPass reported revenues of $40.5 million for the fourth quarter of 2009 and a $5.5 million net loss or ($0.09) per share. This included a reduction of revenue of $1.2 million or ($0.02) per share related to the correction of historical billing errors, $3.8 million or ($0.06) per share from a charge for restructuring the company’s operations, and $0.8 million or $0.01 per share in certain state sales and federal tax items. This compared to revenues of $46.3 million and an $87.1 million net loss or ($1.41) per share in the fourth quarter of 2008.

On a non-GAAP basis (which excludes stock compensation expenses, amortization of intangible assets, restructuring charges, certain state sales and federal tax charges, a revenue reduction related to the correction of historical billing errors, and the impairment of goodwill and long-lived assets), non-GAAP net loss for the fourth quarter was $0.7 million or ($0.01) per share. This compared to non-GAAP net loss of $1.1 million or ($0.02) per share for the fourth quarter of 2008.

During the fourth quarter, the company continued to deliver innovations and enhancements to its existing base of enterprise customers. Specifically, iPass achieved the following significant milestones in Q4:

•	The introduction of the industry’s first enterprise-class mobile Wi-Fi hotspot service in the US.
•	The delivery of the Open Device Framework that allows iPass customers and partners to quickly and seamlessly add support for new 3G devices.
•	Continued enhancement of the market-leading iPass Wi-Fi network with an expansion of the footprint in South Africa and China.

Financial Highlights

Fiscal 2009

(unaudited; in millions, except per share amounts)	2009		2008
Revenues
Wi-Fi and Hotel Ethernet	$61.7		$63.9
Managed Network Services	28.3		27.6
3G Mobile Broadband	18.1		12.2
Broadband	108.1		103.7
Services and Software	46.1		50.6
Dial-up	17.2		37.1
Total Revenues	$171.4		$191.4

Gross Margin %(2)	56.9%		57.2%

Adjusted EBITDA(1) (3)	$7.2		$4.0

GAAP Net Loss	$(13.7)		$(92.0)
Per Diluted Share	$(0.22)		$(1.50)

Non-GAAP Net Income(1)	$3.0		$1.1
Per Diluted Share(1)	$0.05		$0.02

Cash and Short-Term Investments	$41.8	(4)	$68.4
______________
(1)	The reconciliation of GAAP to Non-GAAP financial measures is discussed below.
(2)	Gross Margin is defined as Total Revenue less Network Access Costs.
(3)	Please see definition of Adjusted EBITDA below.
(4)	In 2009, the company paid approximately $30 million in cash dividends to stockholders and repurchased approximately $0.8 million of iPass common stock in Q4’09.

“We were pleased to end 2009 with a healthy cash balance of more than $41 million, even after distributing $30 million to stockholders and repurchasing just under $1 million of iPass stock in the fourth quarter,” said Steven Gatoff, Senior Vice President and Chief Financial Officer of iPass. “We continue to drive accountability and visibility around the company’s processes and controls in order to engineer the business for value and to position iPass to scale profitably as we look to roll-out our new Open Mobile platform over the coming year.”

Q4 2009

(unaudited; in millions, except per share amounts)	Q4 ’09		Q3 ’09		Q4 ’08
Revenues
Wi-Fi and Hotel Ethernet	$14.8		$15.3		$16.7
Managed Network Services	7.1		7.1		6.9
3G Mobile Broadband	5.0		4.7		3.5
Broadband	26.9		27.1		27.1
Services and Software	10.8		11.6		11.8
Dial-up	2.8		3.9		7.4
Total Revenues	$40.5	(2)	$42.6		$46.3

Gross Margin %(3)	51.4%		58.6%		56.0%

Adjusted EBITDA(1) (4)	$0.4		$1.9		$(0.1)

GAAP Net Income (Loss)	$(5.5)	(5)	$(6.1)	(6)	$(87.1)	(7)
Per Diluted Share	$(0.09)		$(0.10)		$(1.41)

Non-GAAP Net Income (Loss) (1)	$(0.7)		$0.9		$(1.1)
Per Diluted Share(1)	$(0.01)		$0.01		$(0.02)

Cash and Short-Term Investments	$41.8	(8)	$50.4		$68.4
______________
(1)	The reconciliation of GAAP to Non-GAAP financial measures is discussed below.
(2)	Q4’09 Revenue is net of a $1.2 million one-time charge related to the correction of historical billing errors.
(3)	Gross Margin is defined as Total Revenue less Network Access Costs.
(4)	Please see definition of Adjusted EBITDA below.
(5)
Q4’09 includes several discrete items including a restructuring charge of $3.8 million, a revenue reduction of $1.2 million (discussed above) and net state sales and federal tax-related items of $0.8 million.

(6)	Q3’09 includes a restructuring charge of $0.9 million and sales tax charges of $4.8 million.
(7)	Q4’08 includes an impairment charge for goodwill and long-lived assets of approximately $84.5 million.
(8)	In 2009, the company paid approximately $30 million in cash dividends to stockholders and repurchased approximately $0.8 million of iPass common stock in Q4’09.

During the fourth quarter, the company implemented a restructuring plan to improve operational efficiencies and align the company’s cost and operating structure to support the evolution of iPass’ business to its new SaaS-based platform and value proposition.  As a result of the restructuring plan, iPass reduced its personnel by approximately 80 employees worldwide. The company recorded in the aggregate, approximately $3.8 million in restructuring charges associated with the restructuring plan.  Included in these charges are (i) approximately $1.8 million related to employee severance arrangements, (ii) approximately $1.2 million related to the closure and consolidation of certain leased facilities, and (iii) approximately $0.8 million related to the termination of certain contracts. Savings from this restructuring was approximately $0.5 million in Q4 2009 and is expected to be in the range of approximately $8 million to $9 million on an annual basis going forward.

Also during the fourth quarter, iPass distributed $10 million to stockholders through a special cash dividend of $0.16 per share in December 2009.  In addition, the company concurrently launched a $10 million stock buyback program that it had previously announced, and in the fourth quarter repurchased 750,000 shares of iPass stock for approximately $820,000.

Additionally, the company recorded a one-time charge of approximately $1.2 million in Q4’09 to correct for historical billing errors as a result of its internal control testing and a thorough review of the company’s accounts receivable and revenue recognition processes and procedures.

 Selected Operating Highlights and Metrics

	Q4 ’09	Q3 ’09	Q4 ’08
Total iPassConnect Users
Broadband	286,000	282,000	312,000
Dial-up	69,000	91,000	156,000
Total iPass On-Network	355,000	373,000	468,000
Total iPass Off-Network	803,000	778,000	693,000
Total iPassConnect Users	1,158,000	1,151,000	1,161,000

3G Subscriptions	36,000	34,000	27,000
Broadband Venues	140,000	140,000	109,000
Quarterly Monthly Order Value(1)	$458,000	$380,000	$475,000
Forbes Global 2000 Customers(2)	391	381	371
______________
(1)
Quarterly Monthly Order Value (“MOV”) represents the amount of new committed monthly revenue booked in the quarter; for customer re-signs, only the portion of the new contractual commitment that exceeds the customer’s previous monthly commitment is included in this calculation.

(2)	Based on the Forbes Global 2000 list published in April 2009.

Company Outlook

For the first quarter of 2010, ending March 31, 2010, the company anticipates revenue and net income (loss) per share results on a GAAP and non-GAAP basis to be in the following ranges:

Total Revenues:	$38 – 41 million
Non-GAAP net income (loss) per share:	($0.04) – 0.00
GAAP net income (loss) per share:	($0.06) – (0.02)

The difference between the projected GAAP net loss per share and the projected non-GAAP net income (loss) per share of approximately $0.02 per share in the first quarter of 2010 is based on expected stock compensation charges of $0.5 million, restructuring charges of approximately $0.2 million and amortization of intangible assets of $0.2 million which, when divided by an expected 60.8 million shares outstanding, results in the $0.02 per share difference.

Conference Call

iPass will host a live conference call today to discuss its financial results, outlook and business activities at 2:00 PM Pacific Time (5:00 PM Eastern Time). The conference call will be accessible by telephone direct dial at +1 617-213-8837 with a participant passcode of 78037872.

The conference call will also be available live via webcast on the company’s web site at http://investor.ipass.com. The webcast will be available for replay until iPass reports its first quarter 2010 results.

The dial-in number for a telephone replay of the conference call is +1 617-801-6888 and will be available until March 5, 2010. The passcode for the replay is 72144786.

Cautionary Information About Forward-Looking Statements
The statements in this press release regarding iPass’ expectation that the new software platform will provide a foundation for an expanded portfolio of enterprise mobility services that enables carrier independence and other expected benefits; iPass’ belief that technology innovation will create stockholder value over the long-term and how it has aligned the company around this risk/reward horizon; iPass’ expectation that savings from the restructuring activities in Q4 will be in the range of approximately $8 million to $9 million on an annual basis going forward; and iPass’ projections of its first quarter 2010 financial results under the caption "Company Outlook" in this press release are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the risk that current poor economic conditions and reduction in business travel will have a greater negative impact on iPass than it predicts; the risk that iPass’ new software platform does not achieve customer acceptance or does so slower than iPass predicts; the risk that iPass will experience unexpected technical or other delays in the implementation of added functionality to its new software platform; the risk that iPass may not be able to generate revenue from new services if market acceptance of those new services is not as iPass expects; the risk that the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass' services; increased competition, which may cause pricing pressure on the fees iPass charges; the risk that iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; and the risk that iPass may not be able to establish additional relationships with broadband access point providers, including providers of 2.5G/3G/4G Mobile Data, at the level iPass expects and if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers.  Detailed information about these and other factors that could potentially affect iPass' business, financial condition and results of operations is included in iPass' Third Quarter Report on Form 10-Q filed with the SEC on November 6, 2009 and available at the SEC's Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

Information Regarding Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass management evaluates and makes operating decisions using various performance measures. In addition to iPass’ GAAP results, the company also considers non-GAAP net income (loss) and Adjusted EBITDA.  iPass further considers various components of non-GAAP net income (loss) such as non-GAAP earnings (loss) per diluted share.

GAAP net income (loss) is generally based on the following components: revenues, network access expenses, network operations, research and development, sales and marketing, general and administrative expenses and certain tax charges. Management considers all of these components when evaluating the company’s ongoing core operating performance.

Non-GAAP net income (loss) consists of GAAP net income (loss) excluding equity plan-related compensation expenses, restructuring charges, state sales tax related charges, one-time federal tax refunds, amortization of intangible assets, impairment of goodwill and revenue adjustments related to historical billing errors which are charges, adjustments and gains which management does not consider reflective of the company’s core operating business.

Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required ASC 718 Compensation – Stock Compensation. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, also include strategic reallocations or reductions of personnel resources and certain contract termination charges. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. The state sales and federal tax items include charges associated with unremitted state sales taxes, interest and penalties thereon and non-recurring federal tax refunds. Impairment of goodwill is the resulting write-off of goodwill as a result of the company performing a fair value analysis and determining that the carrying value of goodwill was impaired. Revenue adjustments related to the correction of historical billing errors are reductions in revenue due to the company’s determination that revenue was incorrectly recorded in prior periods from errors in billing.

The company defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, restructuring charges, impairment charges, certain state sales and federal tax items, stock compensation expense and revenue adjustments related to the correction of historical billing errors.

For purposes of comparability across other periods and with other companies in the company’s industry, the company reports non-GAAP net income (loss) as adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income (loss), and Adjusted EBITDA are supplemental measures of the company’s performance that are not required by, nor presented in accordance with, GAAP.  Moreover, they should not be considered as an alternative to net income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company’s liquidity. The company presents non-GAAP net income (loss), and Adjusted EBITDA because the company considers them to be important supplemental measures of the company’s performance.

Management excludes from its non-GAAP net income (loss) certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses non-GAAP operating expenses as one of the components for measurement of incentive compensation. Management uses this view of the company’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the following excluded items:

a) stock compensation expense;
b) restructuring and other charges;
c) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions;
d) material non-recurring charges, such as state sales tax charges, refund of federal taxes;
e) revenue adjustments related to the correction of historical billing errors;
f) impairment of goodwill.

Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual or infrequent and the company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

iPass believes that the presentation of these non-GAAP financial measures is useful to the investors for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2) Since the company has historically reported non-GAAP results to the investment community, the company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in the company’s industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the company's performance.

Set forth below are additional reasons why specific items are excluded from the company's non-GAAP financial measures:

a) While stock compensation calculated in accordance with ASC 718 constitutes an ongoing and recurring expense of the company, it is not an expense that typically requires or will require cash settlement by the company. The company therefore excludes these charges for purposes of evaluating core performance as well as with respect to evaluating any potential acquisition;

b) Restructuring and other charges are primarily related to severance costs, disposition of excess facilities and termination of certain contracts driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

c) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. The company analyzes and measures the company’s operating results without these charges when evaluating the company’s core performance. Generally, the impact of these charges to the company's net income (loss) tends to diminish over time following an acquisition;

d) Material non-recurring charges such as certain state sales tax charges and the refund of federal taxes are excluded because of their infrequent nature, they are not expected to occur in the ordinary course of business and are not used for the purpose of evaluating the company’s core performance;

e) Revenue adjustments related to the correction of historical billing errors are excluded because of their infrequent nature, they are not expected to occur in the ordinary course of business and are not used for the purpose of evaluating the company’s revenue performance in the period in which the adjustment is made;

f) Impairment of goodwill is excluded because of its infrequent nature, it is not expected to occur in the ordinary course of business and is not used for the purpose of evaluating the company’s performance in the period in which the adjustment is made;

The company believes Adjusted EBITDA is useful as a supplemental measure of the performance of the company's operations because it helps investors evaluate and compare the results of operations from period to period by removing the accounting impact of the company's financing strategies, tax provisions, and depreciation and amortization, restructuring charges, material non-recurring sales tax and related charges and stock based compensation expense.

As stated above, the company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP results. In the future, the company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    --  The company's stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in the company’s GAAP results for the foreseeable future under ASC 718.

    -- Amortization of intangibles, though not directly affecting iPass’ current cash position, represents the loss in value as the technology in the company’s industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining the company’s current technological position in the company’s competitive industry which is addressed through the company’s research and development program.

    -- Other companies, including other companies in iPass’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company's GAAP and non-GAAP financial results is provided in this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the company's SEC filings.

Attached to this press release is a reconciliation of GAAP to non-GAAP financial measures for all periods presented in this press release.

About iPass Inc.
Founded in 1996, iPass (NASDAQ: IPAS) is a leading provider of enterprise mobility services with 3,500 customers, including more than 390 of the Forbes Global 2000. The company’s mission is to be the enterprise’s champion in the world of mobility by providing services that simply, smartly and openly facilitate access from any device on any network, while providing the visibility and control necessary to support the demands of the enterprise customer. For more information, visit www.iPass.com or follow iPass on Twitter at www.twitter.com/iPass.

CONTACT:
iPass Investor Relations
ir@ipass.com
650-232-4317

NOTE: iPass® is a registered trademark of iPass Inc.

iPASS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31,	December 31,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$37,973	$33,077
Short-term investments	3,799	35,309
Accounts receivable, net	27,099	33,756
Prepaid expenses and other current assets	7,780	7,326
Total current assets	76,651	109,468

Property and equipment, net	5,044	7,201
Other assets	7,325	6,443
Intangible assets, net	836	2,216
Total assets	$89,856	$125,328

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$15,179	$15,406
Accrued liabilities	18,957	12,176
Deferred revenue - short-term	5,181	5,736
Total current liabilities	39,317	33,318

Deferred revenue - long-term	1,764	1,958
Other long-term liabilities	962	255
Total liabilities	$42,043	$35,531

Stockholders' equity:
Common stock	62	61
Additional paid-in capital	214,056	242,160
Accumulated other comprehensive income	-	216
Accumulated deficit	(166,305)	(152,640)
Total stockholders' equity	47,813	89,797
Total liabilities and stockholders' equity	$89,856	$125,328

iPASS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$40,476	$46,269	171,377	$191,368

Operating expenses:
Network access	19,687	20,373	73,937	81,961
Network operations	6,987	8,048	29,771	32,413
Research and development	3,526	4,092	14,362	16,381
Sales and marketing	6,745	9,737	29,968	41,140
General and administrative	5,858	5,143	28,261	23,619
Restructuring charges	3,846	798	8,147	858
Amortization of intangible assets	345	751	1,380	3,901
Impairment of goodwill and long-lived assets	-	84,494	-	84,494
Total operating expenses	46,994	133,436	185,826	284,767

Operating loss	(6,518)	(87,167)	(14,449)	(93,399)

Interest Income	82	399	613	2,003
Foreign exchange gains (losses) and other expenses	12	(208)	(581)	(1,153)

Loss before income taxes	(6,424)	(86,976)	(14,417)	(92,549)

Provision for (benefit from) income taxes	(919)	76	(752)	(581)

Net loss	$(5,505)	$(87,052)	$(13,665)	$(91,968)

Net loss per share:
Basic	$(0.09)	$(1.41)	$(0.22)	$(1.50)
Diluted	$(0.09)	$(1.41)	$(0.22)	$(1.50)

Number of shares used in per share calculations:
Basic	62,100,703	61,793,147	62,924,051	61,179,969
Diluted	62,100,703	61,793,147	62,924,051	61,179,969

iPASS INC.
RECONCILIATION OF GAAP TO NON-GAAP KEY FINANCIAL METRICS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2009	2009	2008	2009	2008

(a) Stock compensation included in the expense line items:
Network operations	$65	$208	$20	$702	$812
Research and development	38	156	65	412	498
Sales and marketing	10	242	1	79	487
General and administrative	199	378	(213)	1,123	1,997
Total amortization of stock-based compensation	312	984	(127)	2,316	3,794

A reconciliation between net (loss) on a GAAP basis and non-GAAP net income (loss), net of tax effect, is as follows:
GAAP net (loss)	$(5,505)	$(6,122)	$(87,052)	$(13,665)	$(91,968)
(a) Amortization of stock compensation	312	984	(127)	$2,316	$3,794
(b) Restructuring charges	3,846	920	798	8,147	858
(c) Amortization of intangibles	345	345	751	1,380	3,901
(d) Certain state sales and federal tax items	(820)	4,750	-	3,930	-
(e) Revenue adjustment for correction of historical billing error	1,153	-	-	887	-
(f) Impairment of goodwill and long-lived assets	-	-	84,494	-	84,494

Non-GAAP net income (loss)	$(669)	$877	$(1,136)	$2,995	$1,079

A reconciliation between net (loss) per diluted share on a GAAP basis and non-GAAP net income (loss) per diluted share, net of tax effect, is as follows:
GAAP diluted net (loss) per share	$(0.09)	$(0.10)	$(1.41)	$(0.22)	$(1.50)
Per share effect of stock compensation, restructuring charges, amortization of intangibles, sales tax and related charges, revenue adjustments related to billing errors and impairment of goodwill and long-lived assets	0.08	0.11	1.40	0.26	1.52
Non-GAAP diluted net income (loss) per share	$(0.01)	$0.01	(0.02)	0.05	0.02
Non-GAAP diluted shares	62,100,703	62,962,074	61,793,147	63,200,950	61,680,695

A Reconciliation of net income (loss) to adjusted EBITDA is as follows:
GAAP net income (loss)	$(5,505)	$(6,122)	$(87,052)	$(13,665)	$(91,968)
(a) Amortization of stock compensation	312	984	(127)	2,316	3,794
(b) Restructuring charges	3,846	920	798	8,147	858
(c) Amortization of intangibles	345	345	751	1,380	3,901
(d) Certain state sales and federal tax items	280	4,750	-	5,030	-
(e) Revenue adjustment for correction of historical billing error	1,153	-	-	887	-
(f) Impairment of goodwill and long-lived assets	-	-	84,494	-	84,494
(g) Interest income	(82)	(103)	(399)	(613)	(2,003)
(h) Provision for (benefit from) income taxes	(919)	32	76	(752)	(581)
(i) Depreciation of property and equipment	986	1,100	1,375	4,425	5,540
Adjusted EBITDA	$416	$1,906	$(84)	$7,155	$4,035